Exhibit 10.4

AGREEMENT FOR THE CONVERSION OF DEBT

On this 14th day of February 2019, True Nature Holding, Inc. (TNTY, "the Company") and Kevin Novack, (Creditor) have agreed as follows:

The Creditor has agreed to convert $15,000 of the outstanding principle and interest of $62,009.00 into shares leaving a balance of $47,009.00. Such amounts have been agreed to and are substantiated by the Company. This note is recorded in the Company's accounts payable;

The Company, in an effort to reduce its amounts outstanding, and to enhance its balance sheet, has requested that the Creditor receive payment through the issuance of restricted common stock in the Company;

The parties have agreed to cancel in full, the $15,000.00 through the issuance of 120 ,000 shares of restricted common stock. All parties agree the debt is current and in good standing. All parties agree that the holding period for these shares under Rule 144 shall begin on March 16th 2016, and that all shares were fully paid for as of that date.

The Creditor has asked for the shares to be issued to:

Kevin Novack

Signed this 14th day of February 2019:

/s/ Kevin Novack

Kevin Novack, Creditor, a non-affiliated shareholder

/s/ James P. Crone

James P. Crone, President and member of the Board of Directors True Nature Holding, Inc.